EXTENSION OF OPTION AGREEMENT

This Extension of Option Agreement is made on the 10th day of April 2008, between David Kirsch and Susan Kirsch, husband and wife and Darrell Kirsch and Dawn Kirsch, husband and wife, of Wesley, Iowa (the “Seller”), and Prairie Creek Ethanol, LLC, with its principal place of business at 415 N Locust Street PO Box 280, Goldfield, Iowa 50542 (the “Buyer”).

WHEREAS, the Seller and Buyer have previously entered into an Amended and Restated Option Agreement dated July 3rd 2007; and the Seller and Buyer now desire to extend the option agreement for an additional period of time.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer agree as follows:

1.  The exclusive right and option to purchase the Property as described in the Amended and Restated Option Agreement executed July 3, 2007 shall be extended from April 10, 2008 and lasting until noon on the 31st day of December, 2008.

2.  The additional sum of $20,000.00 for this extension of the option will be paid at the time of execution of this extension agreement. The Seller by execution of this agreement acknowledges receipt of this payment.

3.  In all other respects the terms of the Amended and Restated Option Agreement executed July 3, 2007 shall remain the same.

BUYER		SELLER

PRAIRIE CREEK ETHANOL, LLC		/s/ David Kirsch
David Kirsch
By:	/s/ Clay Hansen
Clay Hansen
s/ Susan Kirsch
Its:	President	Susan Kirsch
President

/s/ Darrell Kirsch
Darrell Kirsch

/s/ Dawn Kirsch
Dawn Kirsch

STATE OF IOWA	)
) SS:
COUNTY OF WRIGHT	)

On this            10th             day of           April           , 2008, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Clay Hansen to me personally known, who, being by me duly sworn, did say that he is the President of said limited liability company; that said instrument was signed on behalf of said company by authority of its members; and that the said Clay Hansen as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company, by it and by him voluntarily executed.

My Commission Expires 7-31-10	/s/ Janis Douglas
(Notary Seal)	Notary Public in and for the State

STATE OF IOWA	)
) SS:
COUNTY OF HANCOCK	)

On this            10th            day of          April           , 2008, before me, the undersigned, a Notary Public in and for said State, personally appeared David Kirsch and Susan Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

My Commission Expires 7-28-08	/s/ Brian D. Jones
(Notary Seal)	Notary Public in and for the State

STATE OF IOWA	)
) SS:
COUNTY OF HANCOCK	)

On this            10th            day of          April           , 2008, before me, the undersigned, a Notary Public in and for said State, personally appeared Darrell Kirsch and Dawn Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

My Commission Expires 7-28-08	/s/ Brian D. Jones
(Notary Seal)	Notary Public in and for the State